Exhibit 99.1

SUNOPTA INC. ENTERS INTO AGREEMENT
TO SETTLE PREVIOUSLY FILED CLASS ACTIONS

Toronto, Ontario, September 24, 2009 - SunOpta Inc. ("SunOpta" or the "Company") (Nasdaq:STKL, TSX:SOY), today announced that it has entered into an agreement to settle all claims raised in proposed class action proceedings arising from the Company’s restatement of interim financial results for the first three quarters of 2007 (the "Class Actions"). The Class Actions were filed against the Company and other named defendants on behalf of shareholders who purchased or otherwise acquired SunOpta securities from February 23, 2007 to January 27, 2008 inclusive (the "Proposed Class" or "Proposed Class Members"), and are pending before the United States District Court for the Southern District of New York and the Ontario Superior Court of Justice (the "Courts").

In return for the dismissal of the Class Actions and releases from Proposed Class Members of settled claims against the Company and the remaining named defendants, the settlement agreement provides for a total cash contribution of US $11.25 million to a settlement fund (the "Settlement Fund") and the adoption of certain corporate governance enhancements by the Company. The corporate governance enhancements include certain amendments to the Company’s Audit Committee Charter and Internal Audit Charter and the adoption of an enhanced Information Technology Conversion Policy.

The Settlement Fund will be entirely funded by the Company’s insurer. The Settlement Fund will be applied toward distributions to Proposed Class Members pursuant to a plan of allocation to be proposed by plaintiffs’ counsel and approved by the Courts, plus plaintiffs’ fees and expenses and all administrative costs associated with the implementation of the settlement.

The settlement agreement contains no admission of wrongdoing by SunOpta or any of the other named defendants and the Company and the other named defendants expressly deny any liability or wrongdoing in the agreement.

The settlement is conditioned upon the Courts’ approval. Dates have not yet been set for motions before each of the Courts for certification of a settlement class collectively comprised of the Proposed Class Members nor have the Courts scheduled final settlement approval hearings before each of the Courts.

The settlement agreement is also subject to SunOpta’s option to terminate it in the event the extent of valid opt-outs by Proposed Class Members from the Proposed Class and settlement exceed a pre-agreed confidential threshold.

If the settlement agreement is not approved by the Courts or if a sufficient number of Proposed Class Members opt-out and SunOpta exercises its right to terminate the settlement agreement, then the settlement agreement will become null and void and the Class Actions may resume.

About SunOpta Inc.

SunOpta Inc. is an operator of high-growth ethical businesses, focusing on integrated business models in the natural and organic food and natural health markets. The Company has three business units: the SunOpta Food Group, which specializes in sourcing, processing and distribution of natural and organic food products integrated from seed through packaged products; Opta Minerals Inc. (TSX:OPM) (66.5% owned by SunOpta), a producer, distributor, and recycler of environmentally friendly industrial materials; and SunOpta BioProcess Inc. which engineers and markets proprietary steam explosion technology systems for the bio-fuel, pulp and food processing industries. SunOpta believes that each of these business units has proprietary products and services that give it a solid competitive advantage in its sector.

For further information, please contact:

SunOpta Inc.

Jeremy N. Kendall, Chairman
Steve Bromley, President & CEO
Eric Davis, Vice President & CFO
Tony Tavares, Vice President & COO
Susan Wiekenkamp, Information Officer
Tel: 905-455-2528, ext 103
susan.wiekenkamp@sunopta.com
Website: www.sunopta.com